Exhibit 23.4

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS
TBPE REGISTERED ENGINEERING FIRM F-1580 FAX (713) 651-0849
1100 LOUISIANA SUITE 3800 HOUSTON, TEXAS 77002-5235 TELEPHONE (713) 651-9191

Consent

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-163114 and 333-136924) on Form S-8 of GeoMet, Inc. (the “Company”) of the reference to Ryder Scott Company, L.P. and the inclusion of our report dated March 7, 2012 in the Annual Report on Form 10-K for the year ended December 31, 2011, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

/s/ RYDER SCOTT COMPANY, L.P

RYDER SCOTT COMPANY, L.P

TBPE Firm Registration No. F-1580

Houston, Texas

March 29, 2012